Exhibit 14(e)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement (No. 333-212817) on Form N-14 of Great Elm Capital Corp. of our reports for Full Circle Capital Corporation and Subsidiaries dated September 14, 2015, relating to our audit of the consolidated financial statements and internal control over financial reporting, appearing in the Prospectus, which is a part of this Registration Statement, and of our report dated August 1, 2016, relating to the senior securities table appearing elsewhere in this Registration Statement.

We also consent to the reference to our firm under the captions “Experts,” “Senior Securities of Full Circle” and “Selected Financial Data” in such Registration Statement.

/s/ RSM US LLP

New York, New York
September 22, 2016